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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                               _________________


                                    FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): December 7, 2000



                         SPINNAKER EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)



         Delaware                       000-27473                 76-0560101
 (State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)

 1200 Smith Street, Suite 800
      Houston, Texas                                               77002
(Address of principal executive offices)                         (Zip code)

       Registrant's telephone number, including area code: (713) 759-1770
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ITEM 5.  OTHER EVENTS

New Officer

  Spinnaker Exploration Company ("Spinnaker" or the "Company") announced on December 7, 2000 the hiring of Mr. Robert M. Snell as its new Vice President, Chief Financial Officer and Secretary. For more details related to this event, please see Exhibit 99.1 attached hereto.

Operational Activities

  Since October 20, 2000, Spinnaker has drilled or participated in six successful and one unsuccessful well operations. Additionally, it now anticipates development of one discovery previously classified as a dry hole. Since its inception in late 1996, Spinnaker has been successful with 36 wells in 58 attempts, resulting in a gross success rate of 62%. When considered on the basis of Spinnaker's net working interest, it has participated in 18.7 successful wells of 27.7 total net wells for a success rate of 67%.

  A summary of the successful wells drilled since October 20, 2000 is as follows:

  High Island 202 #4. This well found gas productive sands in the Rob L-2, Rob L-3 and Rob L-5 intervals. The Rob L-3 and Rob L-5 sands were previously proven pays in the field. The Rob L-2 sand was previously unproven in the field. The well is currently waiting on completion. First production is expected during the second quarter of 2001. Spinnaker is the operator of the well and field and owns a 75% working interest and 62% net revenue interest in the well.

  High Island 162 #1. This well has found four productive sands in the Rob M interval. Drilling operations should be completed in December. Upon completion of drilling operations, the well will be temporarily abandoned pending the drilling of one or two additional prospects located on the block so that optimal development plans can be determined. A first production estimate has not been developed. Spinnaker is the operator and owns a 100% working interest and 83% net revenue interest in the well.

  High Island A-7 #3. On October 20, 2000, the Company announced that this well had found productive sands in the Rob L-3 and Rob L-5 intervals in a previously untested fault block. The well has now been drilled to the Rob M interval and has found productive sands there. Drilling operations are complete and the well is temporarily abandoned while a platform currently under construction is completed and installed. The well will then be completed for production. First production is expected during the second or third quarter of 2001. Spinnaker operates the well with a 61% working interest and a 51% net revenue interest.

  North Padre Island 883 #3. This well found gas productive sands in the Upper Frio, Marg-Tex 1A and 1B and Marg-Tex 2A and 2B reservoirs. This is the third successful well in the North Padre Island 883 field. The well is currently being completed for production that is anticipated to commence during the first quarter of 2001. Spinnaker operates the well and field with a 35%

                                       2
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working interest and a 27% net revenue interest.

  High Island A-554 #1. This exploratory well found productive sands in the S-3, S-4 and Trim A-1 intervals. Development plans are not yet complete. Spinnaker is not the operator and owns a 33% working interest and 27% net revenue interest in the well and block.

  Garden Banks 367 #2 (Dulcimer). This well has been successfully sidetracked from its original bottom-hole location to a position more favorable for the production of gas reserves. The new bottom-hole location is approximately 640 feet from the original location and is approximately 200 feet structurally updip to the original completion. The Company believes that this operation will allow production of gas reserves from the main Trim-A reservoir that would not have been recoverable from the original wellbore. As a result of the sidetrack, the Company expects lower rates of associated water production, thus lowering operating costs and increasing production rates. The Company anticipates that the well will be completed and returned to production in the first quarter of 2001. Spinnaker does not operate the well and owns a 33% working interest and a 28% net revenue interest in the well.

  Green Canyon 177 (Sangria). Following the reprocessing of seismic information and the reinterpretation of well results, a decision has been made to proceed with development of this field. The original wellbore was temporarily abandoned, although Spinnaker classified the well as a dry hole and included all accumulated leasehold, drilling, evaluation and abandonment costs in its full cost accounting pool at that time. The Company anticipates that the well will commence production during the first half of 2002. Spinnaker operates the well and owns a 67% working interest and a 58% net revenue interest in the well.

  Certain statements in this Current Report on Form 8-K are forward-looking and are based upon the Company's current belief as to the outcome and timing of future events. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's actual results and plans could differ materially from those expressed in the forward-looking statements.

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ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

     99.1    Press Release dated December 7, 2000

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               SPINNAKER EXPLORATION COMPANY


Date:  December 11, 2000        By: /s/ ROGER L. JARVIS
                                   __________________________________
                                   Roger L. Jarvis
                                   Chairman, President and
                                   Chief Executive Officer

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                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER          DESCRIPTION
 -------          -----------
   99.1           Press Release dated December 7, 2000